Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Kris Marubio
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-6709
	Investor-relations@levi.com		kmarubio@levi.com
LEVI STRAUSS & CO. ANNOUNCES FIRST-QUARTER 2013 FINANCIAL RESULTS
Reports Higher Net Income on Improved Margins, Strong Cash Flow and Lower Net Debt
SAN FRANCISCO (April 9, 2013) – Levi Strauss & Co. (LS&Co.) announced financial results today for the first quarter ended February 24, 2013.
Highlights include:

	Three Months Ended		% Increase (Decrease)
($ millions)	February 24, 2013	February 26, 2012	As Reported
Net revenues	$1,147	$1,165	(2)%
Net income	$107	$49	117%

Net revenues decreased 2 percent on both reported and constant-currency bases, due to lower sales in Asia Pacific and the impact from licensing the Levi's® brand boys business. First quarter net income increased 117 percent to $107 million compared with $49 million in the first quarter of 2012, driven by a stronger gross margin and improved operating margin.

“In the first quarter, we generated strong cash flow and posted a higher gross margin and net income, despite slightly lower revenues,” said Chip Bergh, president and chief executive officer. “We're committed to reducing debt and strengthening the balance sheet. Our cash flow and a successful debt refinancing we executed after the quarter closed have allowed us to pay down $185 million of our debt this year.”

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LS&Co. Q1 2013 Results/Add One
April 9, 2013

First-Quarter 2013 Highlights

▪
Gross profit in the first quarter increased to $592 million compared with $549 million for the same period in 2012. Gross margin for the first quarter was 52 percent of revenues compared with 47 percent of revenues in the same quarter of 2012. The gross margin improvement reflected the lower cost of cotton, increased sales from the company's retail stores and a favorable currency impact.

▪
Selling, general and administrative expenses (SG&A) for the first quarter decreased to $410 million from $439 million in the same period of 2012. The decline in SG&A was primarily driven by lower advertising reflecting shifts in the timing of the company's campaigns to a later part of the year and lower severance expenses.

▪	Operating income of $181 million grew from $110 million the prior year due to the higher gross margin and lower SG&A.

Reported regional net revenues and operating income for the quarter were as follows:

	Net Revenues			Operating Income
	Three Months Ended			Three Months Ended
($ millions)	February 24, 2013	February 26, 2012	% Increase (Decrease)	February 24, 2013	February 26, 2012	% Increase (Decrease)
Americas	$647	$647	—	$132	$80	66%
Europe	$297	$289	2%	$63	$52	21%
Asia Pacific	$203	$228	(11)%	$49	$41	19%

•
Net revenues in the Americas were flat, as increased sales from company-operated Levi's® retail stores were offset by lower wholesale revenues reflecting the company's 2012 decision to license the Levi's® brand boys business. Higher operating income primarily reflected the region's higher gross margin.

•
Net revenues in Europe increased, reflecting continued growth from the company-operated retail network; this was partially offset by a decline in traditional wholesale channels, most notably in Southern Europe. Higher operating income primarily reflected the region's lower SG&A and improved gross margin.

•
Net revenues in Asia Pacific declined, reflecting lower sales at both company-operated retail network and wholesale channels, due to challenging conditions in most markets in the region, most notably China. Operating income increased, primarily reflecting lower SG&A and the decision to phase out the Denizen® brand in the region.

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LS&Co. Q1 2013 Results/Add Two
April 9, 2013

Cash Flow and Balance Sheet

At February 24, 2013, cash and cash equivalents of $450 million were complemented by $574 million available under the company's revolving credit facility, resulting in a total liquidity position of $1.0 billion. Cash provided by operating activities of $143 million represented a $38 million increase compared with the same period in 2012, reflecting a tax refund and lower pension plan funding.

During the quarter, the company prepaid $50.0 million of its senior term loan due 2014 and paid a $25 million dividend. Net debt declined to $1.2 billion at the end of the first quarter of 2013, compared to $1.3 billion at the end of 2012.

Subsequent to quarter close, the company completed an offering of $140 million of 6.875 percent senior notes due 2022 and used the net proceeds along with cash on hand to prepay the remaining $275 million outstanding on the senior term loan due in 2014.

Investor Conference Call
The company's first-quarter 2013 investor conference call will be available through a live audio webcast at http://us.meeting-stream.com/levistraussco_041211 today, April 9, 2013, at 1 p.m. Pacific / 4 p.m. Eastern. A replay is available on the website the same day and will be archived for one month. A telephone replay also is available through April 15, 2013, at 800-642-1687.

Forward Looking Statement

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year 2012, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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LS&Co. Q1 2013 Results/Add Three
April 9, 2013

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,300 franchised and company-operated stores. Levi Strauss & Co.'s reported fiscal 2012 net revenues were $4.6 billion. For more information, go to http://levistrauss.com.

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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	February 24, 2013	November 25, 2012
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$449,596	$406,134
Trade receivables, net of allowance for doubtful accounts of $21,939 and $20,738	398,990	500,672
Inventories:
Raw materials	4,677	5,312
Work-in-process	5,788	9,558
Finished goods	561,583	503,990
Total inventories	572,048	518,860
Deferred tax assets, net	114,341	116,224
Other current assets	125,557	136,483
Total current assets	1,660,532	1,678,373
Property, plant and equipment, net of accumulated depreciation of $785,626 and $782,766	451,027	458,807
Goodwill	240,499	239,971
Other intangible assets, net	57,126	59,909
Non-current deferred tax assets, net	615,075	612,916
Other non-current assets	122,570	120,101
Total assets	$3,146,829	$3,170,077

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term debt	$81,424	$59,759
Current maturities of capital leases	1,395	1,760
Accounts payable	246,277	225,726
Other accrued liabilities	219,398	263,575
Accrued salaries, wages and employee benefits	165,126	223,850
Accrued interest payable	30,068	5,471
Accrued income taxes	50,378	16,739
Total current liabilities	794,066	796,880
Long-term debt	1,598,270	1,669,452
Long-term capital leases	210	262
Postretirement medical benefits	138,316	140,958
Pension liability	471,030	492,396
Long-term employee related benefits	63,874	62,529
Long-term income tax liabilities	35,764	40,356
Other long-term liabilities	59,477	60,869
Total liabilities	3,161,007	3,263,702
Commitments and contingencies
Temporary equity	10,102	7,883

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit
Common stock — $.01 par value; 270,000,000 shares authorized; 37,398,181 shares and 37,392,343 shares issued and outstanding	374	374
Additional paid-in capital	32,582	33,365
Retained earnings	355,919	273,975
Accumulated other comprehensive loss	(417,762)	(414,635)
Total Levi Strauss & Co. stockholders’ deficit	(28,887)	(106,921)
Noncontrolling interest	4,607	5,413
Total stockholders’ deficit	(24,280)	(101,508)
Total liabilities, temporary equity and stockholders’ deficit	$3,146,829	$3,170,077
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	February 24, 2013	February 26, 2012
	(Dollars in thousands) (Unaudited)
Net revenues	$1,146,678	$1,164,961
Cost of goods sold	554,800	616,167
Gross profit	591,878	548,794
Selling, general and administrative expenses	410,423	438,583
Operating income	181,455	110,211
Interest expense	(32,157)	(38,573)
Loss on early extinguishment of debt	(114)	—
Other income, net	6,066	1,172
Income before income taxes	155,250	72,810
Income tax expense	48,375	23,513
Net income	106,875	49,297
Net loss (income) attributable to noncontrolling interest	145	(79)
Net income attributable to Levi Strauss & Co.	$107,020	$49,218

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended
	February 24, 2013	February 26, 2012
	(Dollars in thousands) (Unaudited)
Net income	$106,875	$49,297
Other comprehensive income (loss), net of related income taxes:
Pension and postretirement benefits	3,909	296
Net investment hedge (losses) gains	(3,638)	525
Foreign currency translation (losses) gains	(3,097)	7,424
Unrealized (loss) gain on marketable securities	(962)	1,268
Total other comprehensive (loss) income	(3,788)	9,513
Comprehensive income	103,087	58,810
Comprehensive loss attributable to noncontrolling interest	(806)	(254)
Comprehensive income attributable to Levi Strauss & Co.	$103,893	$59,064

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	February 24, 2013	February 26, 2012
	(Dollars in thousands) (Unaudited)
Cash Flows from Operating Activities:
Net income	$106,875	$49,297
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,368	31,218
Asset impairments	835	58
Gain on disposal of property, plant and equipment	(149)	(88)
Unrealized foreign exchange gains	(6,189)	(1,639)
Realized loss on settlement of forward foreign exchange contracts not designated for hedge accounting	2,710	3,485
Employee benefit plans’ amortization from accumulated other comprehensive loss	5,767	373
Employee benefit plans’ curtailment gain, net	—	(773)
Noncash loss on extinguishment of debt	114	—
Amortization of deferred debt issuance costs	1,066	1,110
Stock-based compensation	1,435	1,214
Allowance for doubtful accounts	2,153	2,919
Change in operating assets and liabilities:
Trade receivables	97,437	118,185
Inventories	(56,050)	(29,961)
Other current assets	12,471	(17,713)
Other non-current assets	(6,629)	(1,744)
Accounts payable and other accrued liabilities	2,859	26,711
Income tax liabilities	34,212	11,764
Accrued salaries, wages and employee benefits and long-term employee related benefits	(83,244)	(90,766)
Other long-term liabilities	(1,093)	1,049
Other, net	106	94
Net cash provided by operating activities	143,054	104,793
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(20,883)	(17,291)
Proceeds from sale of property, plant and equipment	45	117
Payments on settlement of forward foreign exchange contracts not designated for hedge accounting	(2,710)	(3,485)
Net cash used for investing activities	(23,548)	(20,659)
Cash Flows from Financing Activities:
Repayments of long-term debt and capital leases	(50,450)	(458)
Proceeds from senior revolving credit facility	—	50,000
Repayments of senior revolving credit facility	—	(110,000)
Short-term borrowings, net	(347)	7,754
Debt issuance costs	—	(51)
Restricted cash	(127)	(305)
Repurchase of common stock	—	(479)
Dividend to stockholders	(25,076)	—
Net cash used for financing activities	(76,000)	(53,539)
Effect of exchange rate changes on cash and cash equivalents	(44)	3,183
Net increase in cash and cash equivalents	43,462	33,778
Beginning cash and cash equivalents	406,134	204,542
Ending cash and cash equivalents	$449,596	$238,320

Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
Interest	$4,580	$5,796
Income taxes	(15,376)	4,077
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.